Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of April 25, 2013 (the “Agreement”) by and among MOXIAN GROUP HOLDINGS, INC. (f/k/a First Social Networx Corp.), a Florida corporation (“U.S. Co”), MOXIAN GROUP LIMITED, a corporation incorporated under the laws of British Virgin Islands (“Moxian BVI”), and Medicode Group Limited, Moxian BVI’s sole shareholder (“Moxian Holder”).

WHEREAS, the authorized capital of U.S. Co consists of 500,000,000 shares of common stock, par value $.0001 per share (the “Common Stock"), with 125,000,000 shares issued and outstanding;

WHEREAS, the Moxian Holder owns 100% equity interests of Moxian BVI;

WHEREAS, the Moxian Holder believe it is in its best interest to exchange with U.S. Co all of the equity interests of Moxian BVI which Moxian Holder holds for the number of the Common Stock as provided in Section 1.1 herein; and

WHEREAS, it the intention of the parties that:  (i) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF MOXIAN BVI SECURITIES FOR COMMON STOCK

Section 1.1          Agreement of  Moxian Holder and U.S. Co to Exchange Common Stock for all equity interests of Moxian BVI.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Moxian Holder shall sell, assign, transfer, convey and deliver all of the equity interests of Moxian BVI to U.S. Co, and U.S. Co shall accept all of the equity interests from Moxian Holder in exchange for the issuance to the Moxian Holder 105,000,000 shares of Common Stock.

Section 1.2          Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.S.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, Moxian Holder shall cause U.S. Co to be registered as the shareholder of 2 capital shares representing 100% of equity interests of Moxian BVI on the book of Moxian BVI.  In full consideration and exchange for all equity interests of Moxian BVI, U.S. Co shall issue and exchange to Moxian Holder 105,000,000  shares of the Common Stock.

Section 1.3          Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF U.S. CO

U.S. Co hereby represents, warrants and agrees as follows:

Section 2.1          Corporate Organization.  U.S. Co is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by U.S. Co or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of U.S. Co (a "U.S. Material Adverse Effect");

Section 2.2          Capitalization of U.S. Co.  The authorized capital stock of U.S. Co consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”). Of such authorized capital, 125,000,000 shares of Common Stock and no Preferred Stock are issued and outstanding as of the date hereof. All of the Common Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of U.S. Co, except for the Common Stock to be issued pursuant to this Agreement.

Section 2.3          Subsidiaries and Equity Investments.  U.S. Co does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures except as set forth on Schedule 2.3.

Section 2.4          Authorization and Validity of Agreements.  U.S. Co has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by U.S. Co and the consummation by U.S. Co of the transactions contemplated hereby have been duly authorized by all necessary corporate action of U.S. Co, and no other corporate proceedings on the part of U.S. Co are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5          No Conflict or Violation.  The execution, delivery and performance of this Agreement by U.S. Co does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which U.S. Co is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of U.S. Co, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which U.S. Co is bound.

Section 2.6          Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by U.S. Co or performance by U.S. Co of its obligations hereunder.

Section 2.7          Absence of Certain Changes or Events.  Since its inception:

(a) U.S. Co is not currently engaged in any business and have not engaged in any operations and have been dormant. As of the date of this Agreement, there is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of U.S. Co; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of U.S. Co or any redemption, purchase or other acquisition of any capital stock of U.S. Co or any other of U.S. Co’s securities.

Section 2.8          Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by U.S. Co at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MOXIAN BVI

Moxian BVI represents, warrants and agrees as follows:

Section 3.1          Corporate Organization.

(a)         Moxian BVI is duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Moxian BVI or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Moxian BVI (a " Moxian BVI Material Adverse Effect").

(b)         Copies of the Articles of Incorporation of Moxian BVI, with all amendments thereto to the date hereof, have been furnished to U.S. Co, and such copies are accurate and complete as of the date hereof.  Moxian BVI does not own or maintain any minute books that contain the minutes of all meetings of the Board of Directors and the shareholder of Moxian BVI as of the date of this Agreement.

Section 3.2          Capitalization of Moxian BVI; Title to the Moxian BVI Equity Interests.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Moxian BVI has a total share capital of 2 shares of its share capital issued and outstanding. Moxian Holder shall collectively own 100% of the equity interests of Moxian BVI.

Section 3.3          Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Moxian BVI in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.4          Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Moxian BVI at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MOXIAN HOLDER

The Moxian Holder represents, warrants and agrees as follows:

Section 4.1          Authorization and Validity of Agreements. The Moxian Holder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by the Moxian Holder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the Moxian Holder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No approvals by the shareholder of Moxian BVI are required for Moxian Holder to consummate the transactions contemplated hereby.

Section 4.2          No Conflict or Violation.  The execution, delivery and performance of this Agreement by Moxian Holder does not and will not violate or conflict with any provision of the constituent documents of the Moxian Holder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 4.3          Investment Representations.  (a) All of the Common Stock to be acquired by Moxian Holder pursuant to this Agreement will be acquired hereunder solely for the account of Moxian Holder, for investment, and not with a view to the resale or distribution thereof. Each of the Moxian Holder understands and is able to bear any economic risks associated with Moxian Holder’ investment in the Common Stock. The Moxian Holder has had full access to all the information. The Moxian Holder considers necessary or appropriate to make an informed investment decision with respect to the Common Stock to be acquired under this Agreement.

Section 4.4          Moxian Holder Status.  The Moxian Holder is either (i) an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act), or (ii) not a “U.S. person” (as such term is defined in Regulation S promulgated under the 1933 Act) and is not acquiring the Common Stock for the benefit of any U.S. person.

Section 4.5          Reliance on Exemptions.  The Moxian Holder understands that the Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that U.S. Co is relying upon, among other things, the truth and accuracy of, and Moxian Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Moxian Holder set forth herein in order to determine the availability of such exemptions and the eligibility of Moxian Holder to acquire the Common Stock.

Section 4.6          Information.  Moxian Holder and his advisors, if any, have been furnished with all materials relating to the offer and sale of the Common Stock which have been requested by Moxian Holder. Moxian Holder and his advisors, if any, have been afforded the opportunity to ask questions of U.S. Co.  Neither such inquiries nor any other due diligence investigations conducted by Moxian Holder or his advisors, if any, or its representatives shall modify, amend or affect Moxian Holder’s right to rely on the representations and warranties contained herein. Moxian Holder understands that its investment in the Common Stock involves a high degree of risk and is able to afford a complete loss of such investment. Moxian Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Common Stock.

Section 4.7          No Governmental Review.  Moxian Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Common Stock.

Section 4.8          Transfer or Resale.  Moxian Holder understands:  (i) none of the Common Stock has been or are being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Moxian Holder shall have delivered to U.S. Co an opinion of counsel, in a form reasonably acceptable to U.S. Co, to the effect that such Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Moxian Holder provides U.S. Co with assurance reasonably acceptable to U.S. Co that such Common Stock and the Convertible can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) none of U.S. Co or any other person is under any obligation to register the Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 4.9          Survival.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by the Moxian Holder at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.1          Certain Changes and Conduct of Business.

(a)          From and after the date of this Agreement and until the Closing Date, U.S. Co shall not, and the shareholders of U.S. Co shall cause U.S. Co not to, carry out any business other than maintaining its corporate existence and making any governmental filings necessary and in a manner consistent with all representations, warranties or covenants of U.S. Co and the shareholders of U.S. Co and shall not and shall cause U.S. Co to not:

i.
make any change in its Articles of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

ii.	A.	incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof; or

B.	issue any securities convertible or exchangeable for debt or equity securities of U.S. Co;

iii.	make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

iv.	subject any of its assets, or any part thereof, to any lien or suffer such to be imposed t;

v.	acquire any assets, raw materials or properties, or enter into any other transaction;

vi.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

vii.	make or commit to make any material capital expenditures;

viii.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

ix.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

x.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xi.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xii.	make any loan, advance or capital contribution to or investment in any person;

xiii.	make any change in any method of accounting or accounting principle, method, estimate or practice;

xiv.	settle, release or forgive any claim or litigation or waive any right;

xv.	commit itself to do any of the foregoing.

(b)           From and after the date of this Agreement and until the Closing Date Moxian BVI shall:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.	conduct no business other than maintaining its corporate existence and making necessary governmental filings; and

3.	keep its books of account, records and files in the ordinary course and in accordance with existing practices.

Section 5.2          Access to Properties and Records.  Moxian BVI shall afford U.S. Co’s accountants, counsel and authorized representatives, and U.S. Co shall afford to Moxian BVI’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.4          Consents and Approvals.  The parties shall:

(a)          use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b)          diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 5.5          Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.6          Stock Issuance.  From and after the date of this Agreement until the Closing Date, neither U.S. Co nor Moxian BVI shall issue any additional shares of its capital stock or other securities or equity interests except for the Common Stock which are to be issued pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF MOXIAN HOLDER

The obligations of Moxian Holder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Moxian Holder in his sole discretion:

Section 6.1          Representations and Warranties of U.S. Co. All representations and warranties concerning U.S. Co made in this Agreement shall be true and correct on and as of the Closing Date as if again made by U.S. Co as of such date.

Section 6.2          Agreements and Covenants.  U.S. Co shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3          Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.4          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of U.S. Co shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5          Other Closing Documents.  Moxian Holder shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of U.S. Co or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request.

Section 6.6          Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened.

Section 6.7          Disposition of U.S. Co’s Existing Business, Assets and Liabilities. As of the Closing Date, except for cash, U.S. Co shall have no assets, including, without limitation, contract rights (other than its rights and obligations under contracts as set forth in Schedule 6.7), and U.S. Co shall have no liabilities or contingent liabilities.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF U.S. CO

The obligations of U.S. Co to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by U.S. Co in its sole discretion:

Section 7.1          Representations and Warranties of Moxian BVI and Moxian Holder.  All representations and warranties made by Moxian BVI and Moxian Holder in this Agreement shall be true and correct on and as of the Closing Date as if again made by Moxian BVI and Moxian Holder on and as of such date.

Section 7.2          Agreements and Covenants.  Moxian BVI and Moxian Holder shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3          Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.4          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Moxian BVI, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.5.         Other Closing Documents.  Moxian BVI shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Moxian BVI and Moxian Holder or in furtherance of the transactions contemplated by this Agreement as U.S. Co or its counsel may reasonably request.

Section 7.6          Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Moxian BVI or Moxian Holder.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1     Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)         By the mutual written consent of the parties;

(b)         By U.S. Co upon a material breach of any representation, warranty, covenant or agreement on the part of Moxian Holder set  forth in this Agreement, or if any representation or warranty of Moxian BVI and Moxian Holder shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)         By Moxian Holder, upon a material breach of any representation, warranty, covenant or agreement on the part of U.S. Co set forth in this Agreement, or, if any representation or warranty of U.S. Co and the shareholders of U.S. Co shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d)         By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2         Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1         Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2         Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3         Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4         Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5         Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to U.S. Co to:

Moxian Group Holdings, Inc.
Unit No. 304, New East Ocean Centre,
No 9 Science Museum Road,
T.S.T., Kowloon, Hong Kong
Attn: Liew Kwong Yeow

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

If to Moxian BVI or Moxian Holder, to:
Unit No. 304, New East Ocean Centre,
No 9 Science Museum Road,
T.S.T., Kowloon, Hong Kong
Attn: Cheung Chor Kiu, Lawrence

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6         Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7         Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8         Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10       Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11       Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12       Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

MOXIAN GROUP HOLDINGS, INC.

By:	/s/ Liew Kwong Yeow
Name:	Liew Kwong Yeow
Title:	CEO and Director

MOXIAN GROUP LIMITED

By:	/s/ Cheng Chor Kiu, Lawrence
Name:	Cheng Chor Kiu, Lawrence
Title:	Director

MOXIAN HOLDER:

MEDICODE GROUP LIMITED

By:	/s/ Cheng Chor Kiu, Lawrence
Name:	Cheung Chor Kiu, Lawrence
Title:	Director